Exhibit 21       Subsidiaries of the Registrant


                                Doing Business As                Incorporated in
                                -----------------                ---------------

I & J Bagels Inc.               I & Joy Bagels                   California

Bay Area Bagels, Inc.           Holey Bagel                      California

Manhattan Bagel Construction    Manhattan Bagel Construction     New Jersey

Manhattan Bagel of Calgary,     Manhattan Bagel Calgary          Alberta, Canada
Alberta, Inc.